                                                                 Exhibit 21

                                 Place of               % of Voting
Name                          Incorporation           Securities Owned
-----                         -------------           ----------------

Electronic Retailing
 Systems International,       Connecticut                   100%
  International,  Inc.


      Other subsidiaries of the Company are not named in the table above. Such unnamed subsidiaries considered in the aggregate as a single subsidiary would not be considered a significant subsidiary.